Exhibit 99.1

ARCH CAPITAL GROUP LTD.

ANNOUNCES CLOSING OF $300 MILLION SENIOR NOTES OFFERING

HAMILTON, BERMUDA, May 4, 2004 – Arch Capital Group Ltd. [NASDAQ: ACGL] announced today the closing of its public offering of $300,000,000 principal amount of 7.35% Senior Notes due 2034.  The offering resulted in net proceeds to the Company of approximately $298 million.  The Company expects to use the net proceeds from the sale of the notes principally to repay all amounts outstanding under its existing credit facility, to support the underwriting activities of its wholly owned insurance and reinsurance subsidiaries and for other general corporate purposes.

The offering was led by Goldman, Sachs & Co. and JPMorgan as joint bookrunners.  Credit Suisse First Boston, Merrill Lynch & Co., Banc of America Securities LLC and Wachovia Securities were co-managers for the offering.

Arch Capital Group Ltd., a Bermuda-based company with over $2.3 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

The Senior Notes were offered under the Company’s shelf registration statement which was filed with, and declared effective by, the Securities and Exchange Commission.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance.  Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements.  Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250